Exhibit 10-B

FORD MOTOR COMPANY
DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECOTRS
(Amended and Restated Effective as of December 31, 2008)

I.	Name and Purpose

The name of this plan is the Ford Motor Company Deferred Compensation Plan for Non-Employee Directors (the "Plan").  The Plan supersedes and amends in its entirety the plan of the same name that was adopted on January 13, 1983 and subsequently amended and restated as of January 1, 2005.  Its purpose is to provide non-employee directors of Ford Motor Company (the "Company") with an opportunity to defer compensation earned as a director.

II.	Effective Date

The Plan shall be effective as of January 13, 1983.

III.	Participants

Any director of the Company who is not an employee of the Company or of a subsidiary of the Company shall be eligible to participate in the Plan.  Any such person (a "director") who elects to participate in the Plan or whose compensation is or was subject to a mandatory deferral pursuant to Section XXII of the Plan is hereinafter called a "Participant."  The Plan shall establish for each Participant an unfunded deferred compensation account ("Account").

IV.	Election of Deferral

(A)
On or before December 31 of any year, each director, or nominee for election as a director, shall be entitled to make an irrevocable election to defer receipt of all or a specified portion of the compensation (exclusive of expense reimbursements and/or stock-based compensation) otherwise payable to such director during the following year for service on the Board of Directors of the Company (the "Board") and its Committees.  Any such election shall become irrevocable as of December 31 of the year of election.

(B)
Any deferral election pursuant to this Section shall include an election as to whether the compensation deferred pursuant to this Section shall be credited to such Participant's Account in cash and/or Common Stock Units ("Stock Units").  Each Stock Unit shall have the same value as a share of Common Stock of the Company ("Common Stock") and shall be entitled to dividend equivalents as provided in Section V.  Stock Units shall not have any voting rights, shall not represent actual shares of Common Stock, and shall not give any Participant any rights as a stock holder in the Company.

(C)
With respect to the year 1983 only, a director may make an election to defer compensation and have such compensation credited to the director's Account in cash prior to February 13, 1983, in which case such election shall apply to the director's compensation allocable to the period commencing March 1, 1983 and ending December 31, 1983.  With respect to the year 1991 only, a director may make an election to defer compensation and have such compensation credited to the director's Account in Stock Units prior to August 11, 1991, in which case such election shall apply to the director's compensation allocable to the period commencing September 1, 1991 and ending December 31, 1991.

(D)
A newly elected director may elect to defer compensation pursuant to this Section and to have such compensation credited to such Participant's Account in cash and/or Stock Units for the remainder of the calendar year in which such director joins the Board.  Any such election shall be made within 30 days following the date of such director's election to the Board and shall be effective with respect to compensation earned on and after the first day of the month next following the date on which such election by such director becomes irrevocable and ending on the next following December 31.

(E)
A Participant may elect to defer compensation for each year while the Plan is in effect by giving written notice to the Company in accordance with Section XX setting forth the Participant's irrevocable election as to:

(a)
the percentage of each component of the Participant's compensation for such year (annual retainer, committee chair fees, and presiding director fees, but excluding any expense reimbursement and/or stock-based compensation) to be deferred and credited to the Participan'ts Account in cash and the percentage to be deferred and credited to the Participant's Account in Stock Units; and

(b)
the method of distribution (i.e., a lump sum payment or up to ten annual installments as provided for in Section VII) desired for each of the following:  (i) the portion of such year's compensation deferred pursuant to this Section and credited to the Participant's Account in cash, (ii) the portion of such year's compensation deferred pursuant to this Section and credited to the Participant's Account in Stock Units, (iii) the portion of such year's compensation mandatorily deferred pursuant to Section XXII, and (iv) any "dividend equivalents," as determined in Section V(E), to be credited to the Participant's Account for such year.

Such notice shall be delivered to the Company on or before December 31 of the year preceding the first year to which such election relates, except that (i) notice of an election to defer and have such compensation credited to a Participant's Account in cash with respect to the year 1983 may be delivered at any time prior to February 13, 1983, (ii) notice of an election to defer and have such compensation credited to a Participant's Account in Stock Units with respect to the year 1991 may be delivered at any time prior to August 11, 1991, and (iii) notice of an election to defer and have such compensation credited to a Participant's Account in cash and/or Stock Units from any newly-elected director may be delivered at any time within thirty (30) days following the date of such director's election to the Board.  The elections set forth in such notice shall be given continuing effect for subsequent years until a new notice terminating such previous elections or specifying different elections shall be delivered to the Company.  Any such new notice shall apply only to compensation earned in years subsequent to the year in which such new notice is delivered and shall become irrevocable as of December 31 of the year in which such new notice is delivered.

(F)
Notwithstanding anything contained in the Plan to the contrary, no otherwise permissible election or other action is allowed that would trigger taxation of any amount under Section 409A of the Internal Revenue Code of 1986, as amended ("Code").

V.	Deferred Compensation Accounts

(A)
All compensation deferred by a Participant pursuant to Section IV shall be held in the general funds of the Company and shall be credited pursuant to this Section to the Participant's Account in cash and/or Stock Units as elected by the Participant in accordance with Section IV.

(B)
With respect to amounts deferred and credited to a Participant's Account in cash, the Participant's Account shall be credited with the amount so deferred, as of the date when the amount so deferred otherwise would have been payable if it had not been deferred.

(C)
With respect to amounts deferred and credited to a Participant's Account in cash, the Participant's Account shall be credited with "interest equivalents" as of each June 30 and December 31 on the average daily balance credited to such Account in cash during the period of six months ended on such date, at an annual rate equal to (i) the rate, on a bond yield equivalency basis, on six-month (26-week) Treasury Bills maturing during the week in which such date falls, plus (ii) 75 basis points.  Interest equivalents shall continue to be so credited until such time as the entire balance of such Account shall have been distributed.

(D)
With respect to amounts deferred and credited to a Participant's Account in Stock Units, the Participant's Account shall be credited with the number of Stock Units (including fractional interest therein) as of the date when the amount so deferred otherwise would have been payable if it had not been deferred, determined by dividing such amount by the applicable "Crediting Price," as determined pursuant to this Section.

(E)
As of each date of payment of a dividend on the Common Stock, with respect to the Stock Units credited to the Participant's Account on the record date for such dividend, there shall be credited as "dividend equivalents" such additional Stock Units (including fractional interest therein),

(a)
In the case of cash dividends, as could be purchased at the Crediting Price as of such payment date with the dividends payable on the number of outstanding shares of Common Stock corresponding to the number of Stock Units credited to the Participant's Account on such record date;

(b)
In the case of dividends payable in property other than cash or Common Stock, as could be purchased at the Crediting Price as of such payment date with an amount equal to the fair market value of such property, determined by the Committee as of the date of payment, payable on the number of outstanding shares of Common Stock corresponding to the number of Stock Units credited to the Participant's Account on such record date; or

(c)
In the case of dividends payable in Common Stock, as would equal the number of shares of Common Stock payable on the number of outstanding shares of Common Stock corresponding to the number of Stock Units credited to the Participant's Account on such record date.

(F)
The "Crediting Price" with respect to any compensation deferred in Stock Units pursuant to Section IV shall mean the fair market value of the Common Stock on the date on which such compensation otherwise would have been payable if it had not been deferred.  The Crediting Price with respect to any dividend equivalent shall mean the fair market value of the Common Stock on the date of payment of the related dividend on Common Stock.  The Crediting Price with respect to any amount converted into Stock Units pursuant to Section VI shall be determined as provided in Section VI.

(G)
For all purposes of the Plan, "fair market value" of the Common Stock on any date shall mean the average of the highest and lowest prices at which the Common Stock shall have been sold regular way on the New York Stock Exchange on such date or, if no such sales shall have been made on such date, on the next preceding date on which there were such sales of the Common Stock on such Exchange.

VI.	Conversion of Deferred Cash into Stock Units

(A)
Any Participant who shall have any amount credited in cash to his or her Account at September 30, 1991 may elect to convert all or a portion of such amount into Stock Units on or after July 11, 1991 and on or before December 31, 1991 by giving written notice of such election to the Company prior to December 31, 1991 in accordance with Section XX.  The portion of the Account specified in such notice shall be converted into Stock Units (including fractional interests therein) at the applicable Crediting Price, which shall be the daily average of the fair market value of the Common Stock on each business day during the first "window period" that begins subsequent to the date of such notice.  The term "window period," as used in the preceding sentence, shall mean the period beginning on the third business day following the date of release by the Company of quarterly or annual statements of sales and earnings and ending on the 12th business day following such date.  Such conversion shall be effective as of the last business day in such first window period (such business day being hereinafter called the "date of conversion"), except that compensation otherwise payable on September 30, 1991 shall be converted, at such Crediting Price, as of September 30, 1991.  Interest equivalents accrued through the date of conversion shall be converted at such Crediting Prices as of the date of conversion.

(B)
Interest equivalents on the amount converted pursuant to this Section shall cease to accrue on the date of conversion.  The Stock Units credited to a Participant's Account as a result of any such conversion shall be dealt with in the same manner as all other Stock Units credited to Participants' Accounts under the Plan.

VII.	Method of Distribution of Deferred Compensation

(A)	No distribution of deferred compensation may be made except as provided in this Section.

(B)
The amount of cash and the value of Stock Units credited to a Participant's Account for each year shall be payable either in a lump sum cash payment or in up to ten annual installments as elected by the Participant in accordance with Section IV with respect to each category of deferred compensation credited to the Participant's Account.  If annual installments are elected for any year with respect to any category of deferred compensation, the amount of the first payment shall be a fraction of the value of the portion of the Participant's Account for such year represented by such category as of December 31 of the year preceding such first payment, the numerator of which is one and the denominator of which is the total number of annual installments elected.  The amount of each subsequent payment with respect to such category shall be a faction of the value of such portion as of the December 31 of the year preceding such subsequent payment, the numerator of which is one and the denominator of which is the number of annual installments remaining, including the payment then being made.  If the Participant shall have elected to have deferred compensation credited to such Participant's Account partly in cash and partly in Stock Units for any year, each such category shall be distributed separately in accordance with the Participant's distribution election with respect to such category for such year and in accordance with the two immediately preceding sentences of this paragraph.

(C)
Each distribution of deferred compensation, either in a lump sum or in annual installments, shall be made, or commence, on January 10 of the year following the year in which the Participant's service as a director terminates, or as soon thereafter as practicable, but in no event later than December 31 immediately following such January 10.

(D)
For the purpose of determining the amount of each distribution to a Participant with respect to Stock Units, each Stock Unit credited to the Participant's Account for any year shall be deemed to have a value equal to the fair market value of the Common Stock at December 31 of the year prior to such distribution.

(E)
At the written request of a Participant, the Committee (as hereinafter defined), in its sole discretion, may authorize the cessation of deferrals by such Participant that were to be credited to such Participant's Account in cash and distribution of all or part of the cash portion of the Participant's Account prior to his or her termination of service as a director, or accelerate payment of any installments payable with respect to amounts deferred in cash, upon a showing of an unforeseeable emergency by the Participant.  For purposes of this paragraph, "unforeseeable emergency" shall mean severe financial hardship resulting from an illness or accident of the Participant, the Participant's spouse or beneficiary, or the Participant's dependent (as defined in Code Section 152, without regard to Code Sections 152(b)(1), (b)(2) and (d)(1)(B)), loss of the Participant's property due to casualty (including the need to rebuild a home following damage not otherwise covered by insurance), or other similar extraordinary and unforeseeable circumstances arising as a result of one or more recent events beyond the control of the Participant.  In any event, payment shall not be made to the extent such emergency is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, and/or (iii) by cessation of deferrals under the Plan.  Withdrawals of amounts because of an unforeseeable emergency shall only be permitted to the extent reasonably necessary to satisfy the emergency.  Examples of what are not considered to be unforeseeable emergencies include the need to send a Participant's child to college or the desire to purchase a home.  The amount distributed shall be credited with interest equivalents through the date of distribution in accordance with Section V.  This Section shall not apply to amounts credited to a Participant's Account in Stock Units.

(F)	Notwithstanding anything contained in the Plan to the contrary, no otherwise permissible distribution or other action is allowed that would trigger taxation of any amount under Code Section 409A.

VIII.	Distribution upon Death

If any Participant shall die while a director, or thereafter, before receiving all funds credited to his or her Account, the total value of the Participant's Account shall be distributed in cash in one lump sum to any beneficiary or beneficiaries designated or deemed designated by the Participant pursuant to Section XIV or, in the absence of such designation, to such Participant's estate.  Any amount distributed pursuant to this Section shall be distributed on January 10 of the year following the year of death, or as soon thereafter as practicable, but in no event later than December 31 immediately following such January 10.  Any Stock Units credited to the Participant's Account shall be deemed to have a value, for purposes of this Section VIII, equal to the fair market value of the Common Stock on December 31 of the year of the Participant's death or on such other date as the Committee (as hereinafter defined) in its sole discretion may determine.

IX.	Participant's Rights in Account

A Participant shall not have any interest in any deferred compensation, interest equivalents or Stock Units credited to his or her Account until it is distributed in accordance with the Plan.  All amounts deferred under the Plan shall remain the sole property of the Company, subject to the claims of its general creditors and available for its use for whatever purposes are desired.  With respect to amounts deferred, a Participant shall be merely a general creditor of the Company, and the obligation of the Company hereunder shall be purely contractual and shall not be funded or secured in any way.

X.	Statements of Account

Statements shall be sent to Participants during February of each year as to the balances in their respective Accounts as of the end of the previous calendar year.

XI.	Administration

A committee (the "Committee") consisting of at least three persons who shall not be eligible to participant under the Plan shall be appointed by the Board to administer, interpret and make determinations under the Plan and perform such other functions as are assigned to the Committee under the Plan; provided, however, that if the Board shall not take action to appoint the members of the Committee, the persons who from time to time shall be the members of the Committee under the Company's Restricted Stock Plan for Non-Employee Directors shall constitute the member of the Committee under this Plan.  The Committee is authorized, subject to the provisions of the Plan, from time to time to establish such rules and regulations as it may deem appropriate for the proper administration or operation of the Plan.  In the event that an Article, Section or paragraph of the Code, Treasury Regulations, or Plan is renumbered, such renumbered Article, Section or paragraph shall apply to applicable references herein.

XII.	Indemnification and Exculpation

(A)
Each person who is or shall have been a member of the Board or of the Committee shall be indemnified and held harmless by the Company against and from any and all loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be or become a party or in which such person may be or become involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by such person in settlement thereof (with the Company's written approval) or paid by such person in satisfaction of a judgment in any such action, suit or proceeding, except a judgment in favor of the Company based upon a finding of such person's lack of good faith; subject, however, to the condition that, upon the institution of any claim, action, suit or proceeding against such person, such person shall in writing give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on such person's behalf.  The foregoing right of indemnification shall not be exclusive of any other right to which such person may be entitled as a matter of law or otherwise, or any power that the Company may have to indemnify or hold such person harmless.

(B)
Each member of the Board or of the Committee, and each officer and employee of the Company, shall be fully justified in relying or acting in good faith upon any information furnished in connection with the administration of the Plan by any appropriate person or persons other than such person.  In no event shall any person who is or shall have been a member of the Board or of the Committee, or an officer or employee of the Company, be held liable for any determination made or other action taken or any omission to act in reliance upon any such information, or for any action (including the furnishing of information) taken or any failure to act, if in good faith.

XIII.	Adjustment in Event of Changes in Capitalization

In the event of a recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation, rights offering, separation, reorganization or liquidation, or any other change in the corporate structure or shares of the Company, the Committee may make such equitable adjustments, to prevent dilution or enlargement of rights, as it may deem appropriate in the number of Stock Units credited or authorized to be credited under the Plan.

XIV.	Finality of Determinations

Each determination, interpretation or other action made or taken pursuant to the provisions of the Plan by the Committee shall be final and shall be binding and conclusive for all purposes and upon all persons.

XV.	Designation of Beneficiaries and Effect of Death

A Participant may file with the Company a written designation of beneficiary or beneficiaries under the Plan (subject to such limitations as to the classes and number of beneficiaries and contingent beneficiaries and such other limitations as the Committee from time to time may prescribe) to receive in cash, in the event of the death of such Participant, the unpaid amount in the Participant's Account in accordance with Section VIII.  A Participant shall be deemed to have designated as beneficiary or beneficiaries under the Plan the person or persons who receive such Participant's life insurance proceeds under the Company-paid directors life insurance plan, unless such Participant shall have assigned such life insurance or shall have filed with the Company a written designation of a different beneficiary or beneficiaries under the Plan.  A Participant may from time to time revoke or change any such designation of beneficiary. Any designation of beneficiary under the Plan shall be controlling over any testamentary or other disposition; provided, however, that if the Committee shall be in doubt as to the right of such beneficiary to receive any such shares, the same may be delivered to the legal representatives of the Participant, in which case the Company, the Committee and the members thereof shall not be under any further liability to anyone.

XVI.	No Right to Reelection

Nothing in the Plan shall be deemed to create any obligation on the part of the Board to nominate any Participant for reelection by the Company's stockholders, nor confer upon any Participant the right to remain a member of the Board for any period of time, or at any particular rate of compensation.

XVII.	Withholding of Taxes

The Company shall have the right, prior to the distribution of any amount from a Participant's Account, to withhold from such amount an amount sufficient to satisfy any withholding taxes that the Company may be required by law to pay with respect to such distribution.

XVIII.	No Assignment of Benefits

No rights or benefits under the Plan shall, except as otherwise specifically provided by law, be subject to assignment (except for the designation of beneficiaries pursuant to Section XV), nor shall such rights or benefits be subject to attachment or legal process for or against a Participant or his or her beneficiary or beneficiaries.

XIX.	Amendment and Termination

The Plan may at any time be amended, modified or terminated by the Board or the Executive Committee of the Board; provided, however, that no distribution of benefits shall occur upon termination of this Plan unless applicable requirements of Code Section 409A have been met. No amendment, modification or termination shall, without the consent of a Participant, adversely affect such Participant's rights with respect to amounts accrued in his or her Account.

XX.	Notices

All notices to the Company hereunder shall be delivered to the attention of the Secretary of the Company.

XXI.	Governing Law

The Plan shall be governed by and construed in accordance with the laws of the State of Michigan.

XXII.	Mandatory Deferral

Notwithstanding anything contained in the Plan to the contrary, the Board in its sole discretion may mandatorily defer payment of all or a portion of compensation that is otherwise deferrable by Participants pursuant to Section IV.  In no event may any mandatory deferral pursuant to this Section be made later than December 31 of the calendar year immediately preceding the year in which such deferred compensation otherwise would have been payable for services on the Board.  Any mandatory deferral pursuant to this Section shall remain in effect, until terminated or modified by the Board, with respect to compensation payable in future years; provided, however, that such mandatory deferral election shall become irrevocable as of December 31 of the year immediately preceding the year in which such deferred compensation otherwise would have been payable for services rendered.  Any such compensation which is mandatorily deferred pursuant to this Section shall be credited to the Participant's Account in the form of Stock Units and shall be entitled to dividend equivalents pursuant to Section V.  The value of Stock Units attributable to a mandatory deferral shall be payable in cash in a lump sum or in up to ten annual installments, as elected by the Participant pursuant to Section IV on, or commencing on, January 10 of the year following the year in which the Participant's service as a director terminates, or as soon thereafter as practicable, but in no event later than December 31 immediately following such January 10.  Notwithstanding the foregoing, in the event a Participant fails to elect a method of payment for mandatory deferrals pursuant to Section IV, any such mandatory deferral for which the Participant failed to elect a payment method shall be paid in a cash lump sum payment on January 10 of the year following the year in which the Participant's service as a director terminates, or as soon there after as practicable, but in no event later than December 31 immediately following such January 10.  In the event of a mandatory deferral pursuant to this Section, any election of a Participant to voluntarily defer compensation pursuant to Section IV shall apply only to compensation which is not subject to a mandatory deferral pursuant to this Section.

XXIII.	Code Section 409A.

(A) The Committee reserves the right to take such action, on a uniform and consistent basis, as the Committee deems necessary or desirable to ensure compliance with Code Section 409A, and applicable additional regulatory guidance thereunder, or to achieve the goals of the Plan without having adverse tax consequences under this Plan for any director or beneficiary.

(B) In no event shall any transfer of obligations to or from this Plan result in an impermissible acceleration or deferral under Code Section 409A. In the event such a transfer would cause an impermissible acceleration or deferral under Code Section 409A, such transfer shall not occur.

(C) In the event a former director is reelected to the Board, distribution of any benefit under this Plan shall not cease upon such director's reelection to the Board.

(D) After receipt of any deferrals, the obligations of the Company with respect to such amounts shall be satisfied and no director, surviving spouse, or beneficiary shall have any further claims against the Plan or the Company with respect to any deferrals.

(E) For the avoidance of doubt, and notwithstanding any provisions of the Plan to the contrary, in the event a Specified Employee becomes entitled to a benefit under this Plan, payment of any such benefit shall not commence (or be paid) earlier than the first day of the seventh month following such Specified Employee's termination from employment with the Company (other than as a result of death).  Any payments to which a Specified Employee otherwise would have been entitled under the Plan during the first 6 months following such Specified Employee's Separation From Service shall be accumulated and paid in a lump sum payment on or after the first day of the seventh month following such Separation From Service.  Any payment delayed under this Section shall not bear interest.

For purposes of this Section, "Specified Employee" shall mean a director who is a "Key Employee" as defined in Code Section 416(i)(1)(A)(i), (ii) or (iii), applied in accordance with the regulations thereunder and disregarding Subsection 416(i)(5).  A Specified Employee shall be identified as of December 31 of each calendar year and such identification shall apply to any Specified Employee who shall terminate employment with the Company, other than as a result of such director's death, in the 12-month period commencing April 1 of the immediately succeeding calendar year.  A director who is determined to be a Specified Employee shall remain a Specified Employee throughout the 12-month period regardless of whether such director meets the definition of "Specified Employee" on the date the director terminates employment with the Company.  This provision is effective for Specified Employees who resign or terminate employment on or after January 1, 2005.  For purposes of determining Specified Employees, the definition of compensation under Treasury Regulation Section 1.415(c)-2(d)(3) shall be used, applied without the use of any of the special timing rules provided in Treasury Regulation Section 1.415(c)-2(e) or the special rule in Treasury Regulation Section 1.415(c)-2(g)(5)(i), but applied with the use of the special rule in Treasury Regulation Section 1.415(c)-2(g)(5)(ii).